Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
October 29, 2014	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

Huntsman Prices $400 Million Private Offering of Senior Notes due 2022

THE WOODLANDS, Texas, October 29, 2014 — Huntsman Corporation (NYSE: HUN) today announced that it has priced a $400 million in aggregate principal amount offering of senior notes due 2022 (the “Notes”) through its wholly owned subsidiary, Huntsman International LLC.  The offering was increased from a previously announced size of $300 million in aggregate principal amount of Notes.  The Notes will carry an interest rate of 5.125% and will mature on November 15, 2022.  The closing of the offering is expected to occur on November 13, 2014, subject to the satisfaction of customary closing conditions. Huntsman intends to use the net proceeds from the offering to redeem all of its 8.625% Senior Subordinated Notes due 2020 and to pay associated accrued interest, and for general corporate purposes.

The Notes will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities law; and unless so registered, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.